Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Announces Proposed Public Offering of $200 million of Common Stock

WALTHAM, Mass., July 29, 2015 — AMAG Pharmaceuticals, Inc. (Nasdaq: AMAG) announced today that it has commenced an underwritten public offering of approximately $200 million of its common stock.  AMAG intends to grant the underwriters a 30-day option to purchase up to an additional 15% of the shares of common stock offered in the public offering.  All of the shares in the offering will be sold by AMAG.

Jefferies LLC and Barclays Capital Inc. are acting as joint book-running managers for the offering.  The offering is subject to market and other conditions and there can be no assurances as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

AMAG intends to use the net proceeds from this offering for the expansion and diversification of its product portfolio through the in-license or purchase of additional pharmaceutical products or companies, such as Cord Blood Registry® (CBR®), to refinance certain existing indebtedness, to pay various fees and expenses incurred in connection with the CBR acquisition and related financing transactions, as well as for general corporate purposes.

The public offering will be made pursuant to an automatic shelf registration statement on Form S-3ASR that was previously filed with the Securities and Exchange Commission (SEC).  A preliminary prospectus supplement and accompanying base prospectus relating to and describing the terms of the offering will be filed with the SEC and is available on the SEC’s website at www.sec.gov.  The offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY, 10022, by telephone at 877-821-7388, or by email at Prospectus_Department@Jefferies.com or from Barclays Capital Inc. by calling 1-888-603-5847, by mail at Barclays Capital Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by e-mail, at Barclaysprospectus@broadridge.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations of offers to buy, or sales of the common stock will only be made pursuant to the registration statement filed with the SEC, including a prospectus and a related preliminary prospectus supplement.

About AMAG

As a specialty pharmaceutical company, AMAG Pharmaceuticals, Inc. uses its business and clinical expertise to bring medical therapies and other innovations to market that provide clear benefits and improve people’s lives.

Based in Waltham, Massachusetts, AMAG has a diverse portfolio of products in the areas of maternal health, anemia management and cancer supportive care.

Safe Harbor Statement

This press release contains forward-looking information about AMAG Pharmaceuticals, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to statements regarding the proposed public offering, the anticipated use of proceeds of the offering and the expectations regarding size and timing of completion of the offering, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, the risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 and subsequent filings with the SEC. Any of these risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

CONTACT:
AMAG Pharmaceuticals, Inc.
Linda Lennox, 617-498-2846
Vice President, Investor Relations & Corporate Communications